EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

Capitol Bancorp Ltd.
Lansing, Michigan

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 No. 333-30521 of our report dated June 26, 2008 relating to the financial statements and supplemental schedules of Capitol Bancorp Ltd. Employee Stock Ownership Plan appearing in this Form 11-K for the year ended December 31, 2007.

/s/ BDO Seidman, LLP

Grand Rapids, Michigan
June 30, 2008